Exhibit 10.18

International Seaways Ship Management LLC
Supplemental Executive Savings Plan

1.	Background.

The purpose of this International Seaways Ship Management LLC Supplemental Executive Savings Plan (the “INSW SERP”) is to provide certain supplemental benefits to the employees of International Seaways, Inc. (“INSW”) and/or International Seaways Ship Management LLC identified on Schedule A hereto (collectively, the “Transferred Employees”) which accrued through November 30, 2016 under the OSG Ship Management, Inc. Supplemental Executive Savings Plan dated January 1, 2006 as amended from time to time (as so amended, the “OSG SERP”). In connection with the spin-off of INSW from Overseas Shipholding Group, Inc. (“OSG”) effective as of November 30, 2016, and that certain Employee Matters Agreement by and among OSG and INSW dated as of such date, INSW assumed the obligations of OSG under the OSG SERP with respect to the Transferred Employees. Schedule A shows the Supplemental Account of each Transferred Employee as of November 30, 2016.

This INSW SERP sets forth the term and conditions applicable to the Supplemental Accounts of the Transferred Employees and is intended to continue the terms for payment and distribution of such Supplemental Accounts in substantially all respects as were provided by the OSG SERP. Except for Earnings credits to Supplemental Accounts, no further deferrals or contributions shall be made to the Supplemental Accounts. In addition, no one other than the Transferred Employees shall be entitled to participate in this INSW SERP. Reference should be made to the OSG SERP for the terms and conditions under which the Supplemental Accounts of the Transferred Employees under the OSG SERP accumulated up to November 30, 2016.

2.      Definitions. For purposes of the INSW SERP, the following definitions, in addition to those set forth in Section 1 above, apply:

a.     “Affiliate” means any entity affiliated with the Company within the meaning of Section 414(b) of the Code with respect to members of the controlled group of corporations, Section 414(c) of the Code with respect to trades or businesses under common control with the Company, Section 414(m) of the Code with respect to affiliates service groups and any other entity required to be aggregated with the Company under Section 414(o) of the Code, except for the purposes of applying the provisions hereof with respect to the limitations on benefits, Section 415(h) of the Code shall apply. No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Section 414 of the Code, except as may otherwise be determined by the Board and set forth in resolutions of the Board.

b.    “Beneficiary” means, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the person or persons (if any) effectively designated by the Participant under the Savings Plan (or otherwise determined under the terms of the Savings Plan if no such designation is made) to receive his or her benefits under the Savings Plan in the event of the Participant’s death.

c.     “Board” means the Board of Managers of the Company.

d.     “Code” means the Internal Revenue Code of 1986, as amended.

e.     “Committee” means the Committee of at least two (2) individuals appointed by the Board for purposes of administering the INSW SERP, or any successor committee. If a Participant serves on the Committee, such Participant shall not be authorized to make any determination or decisions with respect to his or her participation hereunder.

f.      “Company” means International Seaways Ship Management LLC, a Delaware limited liability company, and any successor by merger, consolidation, purchase or otherwise.

g.     “Earnings” means earnings credited to Supplemental Accounts pursuant to Section 4 hereof.

h.     “Effective Date” shall be as of November 30, 2016.

i.      “Employer” means the Company and any Affiliate.

j.      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

k.     “Key Employee” means an employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.

l.      “Participant” means any Transferred Employee who has a balance in his Supplemental Account.

m.    “INSW SERP” or “Plan” means the International Seaways Ship Management LLC Supplemental Executive Savings Plan, as amended from time to time.

n.     “Savings Plan” means the International Seaways Ship Management LLC Saving Plan, as amended through the date hereof (or any successor thereto).

o.     “Supplemental Account” means the aggregate accounts credited to a Transferred Employee under the OSG SERP up to the Effective Date, as set forth on Schedule A, and assumed by the Company under this Plan, together with Earnings credited thereon under this Plan.

p.     “Termination of Employment” means a Participant incurring a “separation form service” (within the meaning of Code Section 409A) from the Employer for any reason whatsoever, including but not limited to death, disability, retirement, resignation or involuntary termination. Notwithstanding the foregoing, a Termination of Employment shall not be deemed to occur if a Participant transfers to, or otherwise immediately commences employment with another Employer until such Participant incurs a Termination of Employment with all Employers. If an Affiliate ceases to be an Affiliate, a Participant who is employed by such entity will not be deemed to incur a Termination of Employment solely as a result of such change in status unless and until the Committee determines, in its sole discretion, that such Participant has incurred a Termination of Employment and when such Termination of Employment is deemed to have occurred.

To the extent not inconsistent with the foregoing definitions and the terms hereof, any defined terms used in this INSW SERP shall have the same meaning as in the Savings Plan.

3.	Participation.

No person shall be eligible to participate in this INSW SERP other than the Transferred Employees. Further, no amounts shall be credited to the Supplemental Accounts of the Transferred Employees other than Earnings pursuant to Section 4 hereof.

4.	Supplemental Benefits.

Schedule A shows the Supplemental Account of each Transferred Employee as of the Effective Date. No amounts shall be credited to the Supplemental Accounts of the Transferred Employees other than Earnings as set forth in the following sentence. The Supplemental Account of each Transferred Employee shall be credited with Earnings on the undistributed portion of such Supplemental Account balance at the rate of 2.98% per annum from the Effective Date until the date of the Participant’s Termination of Employment.

5.	Payment of Supplemental Accounts.
a.	Except as set forth below, a Participant’s Supplemental Account shall be paid to him (or his Beneficiary in the event of his death) in a single lump sum within ninety (90) days following his Termination of Employment.

b.	Except in the case of a distribution made on account of the death of a Participant, the Supplemental Account of a Participant who is a Key Employee shall be paid to him in a single lump sum within thirty (30) days following the date that is six (6) months after the date of his Termination of Employment.

6.	Claims Procedure.
a.	Any claim by a Participant or former Participant or Beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee for such purpose. The Committee shall provide the Claimant with the necessary forms and make all determination as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the INSW SERP, the Committee shall notify the Claimant in writing of the denial of the claim within ninety (90) days after the Committee receives the claim, provided that in the event of special circumstances such period may be extended. The ninety (90) day period may be extended up to ninety (90) days (for a total of one hundred eight (180) days).

If the initial ninety (90) day period is extended, the Committee shall notify the Claimant in writing within ninety (90) days of receipt of the claim. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Committee’s request for information, or (ii) expiration of the forth-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent INSW SERP provisions upon which the denial is based;

(iii)	a description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;

(iv)	appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(v)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

b.	If the claim has been wholly or partially denied, the Claimant may submit the claim for review by the Committee. Any request for review of a claim must be made in writing to the Committee no later than sixty (60) days after the Claimant receives notification of denial or, if no notification was provided, the date that the claim is deemed denied. The Claimant or his or her authorized representative may

(i)	upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records and other information relevant to the Claimant’s claim; and

(ii)	submit written comments, documents, records and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

c.	The decision of the Committee shall be made within sixty (60) days after receipt of the Claimant’s request for review, unless special circumstances (including, without limitation, the need to hold a hearing) require an extension. In the event of special circumstances, the sixty (60) day period may be extended for a period of up to one hundred twenty (120) days.

If the initial sixty (60) day period is extended, the Committee shall, within sixty (60) days of receipt of the claim for review, notify the Claimant in writing. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim upon review. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the INSW SERP’s request for information, or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the decision upon review is not furnished with in the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

The Committee, in its sole discretion, may hold a hearing regarding the claim and request that the Claimant attend. If a hearing is held, the Claimant shall be entitled to be represented by counsel.

d.	The Committee’s decision upon review on the Claimant’s claim shall be communicated to the Claimant in writing. If the claim upon review is denied, the notice to the Claimant shall set forth:

(i)	the specific reason or reasons for the decision, with references to the specific INSW SERP provision on which the determination is based;

(ii)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iii)	as statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

e.	The Committee shall have the full power and authority to interpret, construe and administer this INSW SERP in its sole discretion based on the provision of the INSW SERP and to decide any questions and settle all controversies that may arise in connection with the INSW SERP. The Committee’s interpretations and construction thereof, and actions thereunder, made in the sole discretion of the Committee, including any valuation of the Supplemental Accounts, any determination under this Section 5, or the amount of the payment to be made hereunder, shall be final, binding and conclusive on all persons for all persons. No member of the Board or Committee shall be liable to any person for any action take or omitted in connection with the interpretation and administration of this INSW SERP.

f.	The claims procedures set forth in this section are intended to comply with United Sates Department of Labor Regulation Section 2560.503-1 (the “Labor Regulation”) and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by the Labor Regulation. The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with ERISA, and the regulations issued thereunder.

7.	Construction of INSW SERP.
a.	This INSW SERP is “unfunded” and Supplemental Accounts payable hereunder shall be paid by the Employer out of its general assets. Participants and their designated Beneficiaries shall not have any interest in any specific asset of the Employer as a result of this INSW SERP. Nothing contained in this INSW SERP and no action taken pursuant to the provision of this INSW SERP shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst any Employer, the Committee, and the Participants, their designated Beneficiaries or any other person. To the extent that any person acquires a right to receive payments from any Employer under this INSW SERP, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer may, in its sole discretion, establish a “rabbi trust” to pay Supplemental Accounts hereunder.

b.	All expenses incurred in administering the INSW SERP shall be paid by the Employer.

8.	Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of any Employer as an executive or in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.

9.	Payment Not Salary. Any Supplemental Account payable under this INSW SERP shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of any Employer for the benefit of its employees.

10.	Severability. In case any provision of this INSW SERP shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this INSW SERP shall be construed and enforced as if such illegal and invalid provision never existed.

11.	Withholding. All payments under this INSW SERP shall be subject to the withholding of such amounts relating to federal, state or local taxes as each Employer may reasonably determine it should withhold based on applicable law or regulations.

12.	Assignment. This INSW SERP shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that any Employer sells or transfers all or substantially all of the assets of its business and the acquirer of such assets assumes the obligations hereunder, the Employer shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

13.	Non-Alienation of Benefits. The benefits payable under this INSW SERP shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

14.	Governing Law. This INSW SERP shall be governed by ERISA, and, if any provision hereof is in violation of any applicable requirements of ERISA or the Code, the Company reserves the right to retroactively amend the INSW SERP to comply therewith. To the extent not governed by ERISA, the INSW SERP shall be governed by the laws of the State of New York, without regard to conflict of law provisions.

15.	Amendment or Termination of Plan. The Board (or a duly authorized committee thereof), or a person designated by the Board may, in his, her or its sole and absolute discretion, amend the INSW SERP from time to time and at any time in such manner as he, she or it deems appropriate or desirable, and the Board (or a duly authorized committee thereof) or a person designated by the Board may, in his, her or its sole and absolute discretion, terminate the INSW SERP for any reason or no reason from time to time and at any time in such manner as it deems appropriate or desirable. Each Employer may withdraw from the INSW SERP at any time, in which case it shall be deemed to maintain a separate plan for Participants who are its employees identical to this INSW SERP except that such Employer shall be deemed to be the Company for all purposes. No amendment, termination or withdrawal shall reduce or terminate the then-vested Supplemental Account of any Participant or Beneficiary. Notwithstanding any amendment, termination or withdrawal, the Employer shall not distribute a Participant’s vested Supplemental Account prior to the Participant’s Termination of Employment.

16.	Non-Exclusivity. Nothing contained herein shall be construed as creating any limitation son the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

17.	Non-Employment. This INSW SERP is not an agreement of employment and it shall not grant the employee any rights of employment.

18.	Gender and Number. Wherever used in this INSW SERP, the masculine shall be deemed to include the feminine (and vice versa) and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

19.	Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the INSW SERP and shall not be employed in the construction of the INSW SERP.

20.	Interpretation of the Plan. The Committee shall have the authority to adopt, alter or repeal such administrative rules, guidelines and practices governing the INSW SERP and perform all acts as it shall from time to time deem advisable; to construe and interpret the terms and provisions of the INSW SERP; and to otherwise supervise the administration of the INSW SERP.

21.	Section 409A. The INSW SERP is intended to comply with the requirements of Code Section 409A and, to the extent consistent with the requirements of Code Section 409A and the guidance issued thereunder, shall be construed to avoid any penalty sanctions under Code Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In the event that any provision of the Plan is determined by the Committee, in its sole discretion, to not comply with the requirements of Code Section 409A, the Committee shall, in its sole discretion, have the authority to take such actions and to make such interpretations or changes to the Plan as the Committee deems necessary, regardless of whether such actions, interpretations, or changes shall adversely affect a Participant, subject to the limitations, if any, of applicable law. In no event whatsoever shall the Employer or the Committee be liable for any additional tax, interest or penalties that may be imposed on any Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. For purposes of Code Section 409A, each payment made under this Plan shall be treated as a separate payment. Except to the extent expressly permitted by the Plan, in no event may a Participant, directly or indirectly, designate the calendar year of payment.

22.	Entire Agreement. This INSW SERP, along with the Participant’s elections hereunder, constitutes the entire agreement between the Employer and the Participants pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the Company or the Employer with respect to the subject matter herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this INSW SERP to be executed and adopted the 26th day of December, 2017.

INTERNATIONAL SEAWAYS SHIP MANAGEMENT LLC

By:	/s/James D. Small III
Name:	James D. Small III
Title:	Chief Administrative Officer, Senior Vice President, Secretary, General Counsel and Manager

SCHEDULE A

Transferred Employee	Supplemental Account Balance as of the Effective Date
Basu, Amitava	$39,108.89
No, Yun Ho	$17,728.28
Hu, Haitao	$130,053.23
Novellino, Barbara	$9,504.57
Zabrocky, Lois	$185,655.48